[CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]


                    EMPLOYEE QUESTIONS AND ANSWERS REGARDING
                EMPLOYEE STOCK PURCHASE PLAN (ESPP) AND 401K PLAN

Q: WHAT HAPPENS TO MY PARTICIPATION IN THE PATHOGENESIS ESPP (SHAREPATH) AS A RESULT OF THE CHIRON TRANSACTION?

A: You will be permitted to make new deposits into SharePath only through the Acceptance Date (which is the date of Chiron's acceptance for payment of shares of PathoGenesis stock under its tender offer). The balance in your account as of that date will be used to purchase additional PathoGenesis shares. At the time PathoGenesis becomes a wholly owned subsidiary of Chiron ("Effective Time"), SharePath will terminate.

Q: WHEN CAN I PARTICIPATE IN CHIRON'S ESPP?

A: Eligible PathoGenesis employees will be given the opportunity to enroll in the Chiron ESPP during the next quarter's enrollment campaign following the Effective Time. Information describing the Chiron ESPP and enrollment procedures will be distributed at a later date.

Q: AS A RESULT OF THE CHIRON TRANSACTION, WHAT HAPPENS TO ANY PATHOGENESIS STOCK I HOLD OUTRIGHT, INCLUDING STOCK PURCHASED THROUGH THE ESPP?

A: Generally, if you tender shares that you hold outright, they will be purchased at the Acceptance Date for $38.50 per share. If you do not tender your shares, but continue to hold your shares you will have the right to receive in cash the Offer Price ($38.50), without interest at the Effective Time. The PathoGenesis stock will automatically be cancelled and will cease to exist at the Effective Time. As soon as practicable after the Effective Time you will receive a packet of information from Chiron's paying agent including instructions for use in surrendering your PathoGenesis stock in exchange for the Offer Price per share. Those instructions will include information on what steps you should take regarding shares held for you by a broker in "street name" as well as lost, stolen or destroyed stock certificates.

Q. WHAT IMPACT DOES THE CHIRON TRANSACTION HAVE ON ANY PATHOGENESIS STOCK HELD IN MY 401(K) ACCOUNT?

A: At the Effective Time, any shares of PathoGenesis stock held in your PathoGenesis 401(k) Plan account will be converted to cash (at the Offer Price of $38.50). You will be given the opportunity to determine an alternative fund in which to invest those monies. Since 401(k) plans are tax-deferred plans, the conversion to cash of your PathoGenesis shares will not be a taxable event. On-going employer match contributions after the Effective Time will be invested in a fund (or funds) as determined by the Plan Sponsor.

Q: HAVE PLANS BEEN MADE TO INTEGRATE PATHOGENESIS AND CHIRON BENEFITS PROGRAMS SUCH AS 401(K), PAID TIME OFF, MEDICAL INSURANCE, DENTAL INSURANCE, LIFE INSURANCE AND DISABILITY INSURANCE?

A: At some point in the future, the programs of the two companies will be merged. Full details will be communicated to you in advance.


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     [CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]


                         EMPLOYEE QUESTIONS AND ANSWERS
                  REGARDING PATHOGENESIS EMPLOYEE STOCK OPTIONS

As described below under "Cash Out Right", at the time PathoGenesis becomes a wholly owned subsidiary of Chiron ("Effective Time"), you are entitled to cash out your PathoGenesis stock options. The Chiron/PathoGenesis agreement also provides an alternative to cashing out which is described below under "Conversion Alternative". Please review this information carefully. In the future, you will receive more detailed materials describing these alternatives and the steps you must take to elect the alternative you prefer.


CASH OUT RIGHT
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Q: WHAT HAPPENS TO MY PATHOGENESIS STOCK OPTIONS AS A RESULT OF THE CHIRON
TRANSACTION?

A: CASH OUT RIGHT: All options vest at the date of Chiron's acceptance for
   ---------------
payment of shares of PathoGenesis stock under its tender offer ("Acceptance Date") and you are entitled to cash out your options at the Effective Time. If you do nothing, under the terms of your options, at the Acceptance Date, each option will become fully vested and at the Effective Time you will be entitled to receive the value in cash of each option, less applicable withholding taxes (the "Cash Out Right"). This will be calculated as the excess, if any, of the Offer Price ($38.50) over the exercise price of your option(s) multiplied by the number of shares of PathoGenesis stock subject to the option.

   This is complicated, so consider this example:

          Mary Smith has the following PathoGenesis stock options at the Effective Time:

   Grant Date   # of Shares Granted   Exercise Price   # of Shares Vested
   ----------------------------------------------------------------------

   1/26/1999         400                  $50.25              100

   5/7/1999          800                  $13.50              200

   6/1/2000          400                  $16.50                0
                     ---

   TOTAL             1,600


Under the Cash Out Right, at the Acceptance Date, the unvested shares Mary Smith holds would vest and at the Effective Time she would be eligible to cash out all options that have an exercise price less than the Offer Price. She would receive the following, less applicable withholding taxes:

                      800 X ($38.50 - $13.50) = $20,000.00

                      400 X ($38.50 - $16.50) = $ 8,800.00
                                                ----------

                                    Total       $28,800.00


Because the option granted January 26, 1999 has a higher exercise price than the Offer Price, it would have no cash out value and would expire.
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     [CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]


CONVERSION ALTERNATIVE
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Q: WHAT IS THE CONVERSION ALTERNATIVE?

A: Instead of cashing out your options, you may elect to convert all of your PathoGenesis options into options on Chiron stock and also receive an additional option on Chiron stock, provided you waive the acceleration of vesting and cash payment described above under the heading "Cash Out Right". If you choose to convert, all of your PathoGenesis options will be converted into options on
         ---
Chiron stock at the Effective Time. This would include vested and unvested PathoGenesis options whether they are in the money or "under water". Your Chiron conversion options will have the same vesting schedule and life as your underlying PathoGenesis options.

   As an incentive for you to convert your PathoGenesis options into options on Chiron stock, at the Effective Time Chiron will grant you an additional option on Chiron stock calculated to be 30% of your unvested PathoGenesis options that are converted. This new Chiron option will be granted at the Fair Market Value
(FMV) of Chiron stock, as defined under the Chiron Option Plan, at the Effective Time, with a four year vesting schedule and ten year life consistent with that of other Chiron employee stock options.

   INFORMATION DESCRIBING THE PROCESS FOR MAKING AN ELECTION TO CONVERT YOUR PATHOGENESIS OPTIONS WILL BE DISTRIBUTED AS SOON AS PRACTICABLE.


Q: WHAT ARE THE ADVANTAGES OF THE CONVERSION ALTERNATIVE?

A: The Conversion Alternative offers you the ability to:
   a. Convert your PathoGenesis options to Chiron options to enable you to plan for potential tax implications.
   b. Obtain potential future value in your PathoGenesis options that have a higher exercise price than the Offer Price (your 'underwater' options). If not converted, these options would expire with no value under the Cash Out Right.
   c. Become a Chiron optionee upon the Effective Time and participate from day one in the potential success of the combined organization.
   d. Receive an additional new Chiron option as described below.


Q: WHAT DO I GET IF I CONVERT MY OPTIONS?

A: For each PathoGenesis option you hold at the Effective Time, you will receive, a Chiron "Conversion Option." The Conversion Option will be a Chiron option that will have the same life as your PathoGenesis option and will be unvested to the same extent that your PathoGenesis option was unvested. In addition, at the Effective Time you will be granted a New Chiron Option (a "New Option") for an additional 30% of the shares represented by the unvested portions of your Conversion Options. Here is the formula:

   CONVERSION OPTION:

       NUMBER OF CHIRON SHARES UNDER CONVERSION OPTION = (number of shares under converted PathoGenesis option) X (Conversion Ratio)

          [The CONVERSION RATIO is defined as ($38.50)/(average closing price of Chiron stock for 5 days before Effective Time.)]

        EXERCISE PRICE OF CONVERSION OPTION PER CHIRON SHARE = (exercise price under converted PathoGenesis option) / (Conversion Ratio)


   NEW OPTION:

        NUMBER OF CHIRON SHARES UNDER NEW OPTION = number of shares under unvested portions
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     [CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]
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        of all Conversion Options x .3

        EXERCISE PRICE OF NEW OPTION = fair market value of Chiron shares at Effective Time


THE CONVERSION ALTERNATIVE IS ALSO COMPLICATED SO PLEASE REVIEW THE FOLLOWING EXAMPLE CAREFULLY:

If Mary Smith chooses the Conversion Alternative, her three options on PathoGenesis stock would be converted into Conversion Options on Chiron stock and she would also be granted an additional New Option on Chiron stock based on 30% of her unvested PathoGenesis options that are converted.

   ASSUMPTION FOR THIS CALCULATION:   Chiron's 5 day average price = $48

   CONVERSION RATIO = $38.50/$48 = .802
   Note: The hypothetical Chiron stock prices and conversion ratio used in these examples are not intended to predict what the actual prices and conversion ratio may be.

   CONVERSION OPTION DERIVED FROM 1/26/99 OPTION:

        NUMBER OF CHIRON SHARES UNDER OPTION = 400 PathoGenesis shares
                                               X .802 = 320 Chiron shares

        EXERCISE PRICE = $50.25/.802 = $62.65

        Thus, the 1/26/99 option would be converted into a Conversion Option to purchase 320 Chiron shares at $62.65 per share. The option would be 25% vested and would be unvested as to 240 shares.

   CONVERSION OPTION DERIVED FROM 5/7/99 OPTION:

        NUMBER OF CHIRON SHARES UNDER OPTION = 800 PathoGenesis shares
                                               X .802 = 641 Chiron shares

        EXERCISE PRICE = $13.50/.802 = $16.83

        Thus, the 5/7/99 option would be converted into a Conversion Option to purchase 641 Chiron shares at $16.83 per share. The option would be 25% vested and unvested as to 480 shares.

   CONVERSION OPTION DERIVED FROM 6/1/00 OPTION:

        NUMBER OF CHIRON SHARES UNDER OPTION = 400 PathoGenesis shares
                                               x .802 = 320 Chiron Shares

        EXERCISE PRICE = $16.50/.802 = $20.57

        Thus, the 6/1/00 option would be converted into a Conversion Option to purchase 320 Chiron shares at $20.57 per share. The option would be 100% unvested.

            Note: All of the Conversion Options continue to vest according to the original PathoGenesis vesting schedule and have the original 10-year life of the underlying PathoGenesis option, subject to earlier termination in accordance with the option terms.

        NEW OPTION: In addition, Mary would receive an additional option on Chiron stock calculated based on a percentage (30%) of the shares underlying her unvested Conversion Options, as follows:
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     [CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]
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        1/26/99 option (75% unvested):  320 X  .75 = 240 shares of Chiron stock
        5/7/99 option (75% unvested): 641 X .75 = 480 shares of Chiron stock 6/01/00 option (100% unvested): 320 x 1.00 = 320 shares of Chiron stock


            Total Unvested Options      1,040 X .3 = 312 shares of Chiron stock
            (the "New Option")

        Thus, at the Effective Time, Mary would be granted a New Option on 312 shares of Chiron stock. The exercise price would be the FMV of Chiron stock on the grant date and the vesting schedule and life would be set under the terms of Chiron's option plan. Chiron employee stock options are typically granted with a 4-year vesting schedule and a 10-year life.

   NOTE: The "Conversion Ratio" and the "Exercise Price" will be calculated to 4 decimal places.

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     [CHIRON CORPORATION LOGO]             [PATHOGENESIS CORPORATION LOGO]


                         EMPLOYEE QUESTIONS AND ANSWERS
                      REGARDING PATHOGENESIS STOCK OPTIONS

ADDITIONAL PROVISIONS
--------------------------------------------------------------------------------
Q:  I UNDERSTAND THERE IS ALSO A PROVISION IN THE AGREEMENT THAT MAY PROVIDE
FOR AN ADDITIONAL PAYMENT IF I ELECTED THE CONVERSION ALTERNATIVE AND IF MY EMPLOYMENT IS TERMINATED (UNDER CERTAIN CIRCUMSTANCES) IN THE 12 MONTHS FOLLOWING THE EFFECTIVE TIME. CAN YOU EXPLAIN THIS?

A: The intent of this provision is to give you a "safety net" if you elect the Conversion Alternative and your employment is terminated by Chiron in the 12 months following the Effective Time. This provision does not apply to voluntary terminations (i.e. you resign from Chiron), or terminations for cause. Basically, the provision provides for a payment that would represent the value you would have received from the Cash Out Right as defined above, for any converted PathoGenesis options that have not yet been exercised as of your termination date. All your unexercised Chiron Conversion options, vested and unvested, will be converted into a right to receive a cash payment equal to the product of the amount, if any, by which the Chiron 5-day average price calculation mentioned above exceeds the exercise price per share of each Chiron conversion option times the number of shares subject to that option.
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